Exhibit 3.1

DGOC SERIES 18(B), L.P.

CERTIFICATE OF LIMITED PARTNERSHIP

The undersigned, desiring to form a limited partnership pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act, does hereby certify as follows:

1.	The name of the partnership is: DGOC Series 18(B), L.P.

2.	The address of the partnership’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Registered Agent at such address is The Corporation Trust Company.

3.	The name and business address of the sole general partner of the partnership is:

Atlas Resources, LLC

1000 Commerce Drive, Suite 510

Pittsburgh, Pennsylvania 15275

IN WITNESS WHEREOF, the undersigned sole general partner has duly executed this Certificate of Limited Partnership as 6th day of July, 2017.

GENERAL PARTNER:

ATLAS RESOURCES, LLC

By:	/s/ Lisa Washington
Name:	Lisa Washington
Title:	Chief Legal Officer